PROSPECTUS SUPPLEMENT
(To prospectus dated February 27, 2007)
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-140928

Ryder System, Inc.

Medium-Term Notes
Due 9 Months or More From the Date of Issue

We may offer our medium-term notes at one or more times. The following terms may apply to particular notes being offered.

•	They will have maturities of nine months or more.

•	They may be subject to redemption or repayment at the option of Ryder System, Inc. or the holder.

•	They will be denominated in U.S. dollars unless otherwise specified by Ryder System, Inc. and described in a pricing supplement, a form of which is attached as Annex A to this prospectus supplement.

•	They may bear interest at a fixed or floating interest rate. Certain notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas:

—	Commercial Paper Rate	—	Prime Rate
—	Federal Funds Rate	—	CMT Rate
—	LIBOR	—	Another interest rate index specified
—	Treasury Rate		in the pricing supplement

•	They may be issued as indexed notes.

•	They may be issued in certificated or book-entry form.

•	Interest will be paid on fixed rate notes semi-annually and at maturity.

•	Interest will be paid on floating rate notes on dates determined at the time of issuance.

•	They will be issued in minimum denominations of $1,000 and multiples of $1,000.

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-2.

	Price to Public		Agents’ Commissions	Proceeds to Us

Per Note	100	%(1)	.125%-.750%	99.25%-99.875%

(1)	Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

We may sell the notes to or through one or more Agents, including the Agents listed below, as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable efforts on our behalf. We may also sell the notes without the assistance of the Agents (whether acting as principal or as agent).

Banc of America Securities LLC
BNP PARIBAS
BNY Capital Markets Inc.
Citigroup
Dresdner Kleinwort
JPMorgan
KBC Financial Products
Mizuho Securities USA Inc.
Morgan Stanley
RBC Capital Markets
RBS Greenwich Capital
SunTrust Robinson Humphrey
Wachovia Securities
February 27, 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Ryder System, Inc. has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. Ryder System, Inc. is offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement, as well as information filed by us with the Securities and Exchange Commission and incorporated by reference in these documents, is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of the notes. In this prospectus supplement, the “Company,” “we,” “us” and “our” refer to Ryder System, Inc. and not any of its subsidiaries, except where the context otherwise requires or as otherwise indicated.

RISK FACTORS

Your investment in the notes is subject to certain risks, especially if the notes involve in some way a foreign currency. This prospectus supplement and any pricing supplement do not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. You should also consider carefully the matters described below, as well as the “Risk Factors” and other factors described in the “Forward-Looking Statements” sections of documents incorporated by reference into the accompanying prospectus.

Risk Factors Related to the Notes

Notes indexed to interest rate, currency or other indices or formulas may have risks not associated with a conventional debt security.

If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future.

Exchange rates and exchange controls may adversely affect your foreign currency notes or currency indexed notes.

An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments, such as intervention by a country’s central bank, imposition of regulatory controls or taxes, issuing a new currency to replace an existing currency or altering the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis. There will be no adjustment or change in the terms of the foreign currency notes or currency indexed notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

We may choose to redeem the notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, this means that we have the right, without your consent, to redeem or “call” all or a portion of your notes at any time, or at a specific point in time, as specified in the relevant pricing supplement. This does not mean that you have a similar right to require us to repay your notes. Where such redemption right exists, we may choose to redeem your notes when prevailing interest rates are lower than the rate then borne by your notes. In that case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Any such redemption right of ours also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes, as the redemption date approaches. You should consult with a competent professional on related consequences of purchasing redeemable notes before purchasing them.

Credit ratings may not reflect all risks of an investment in the notes.

The credit ratings on the Medium-Term Note program may not reflect the potential impact of all risks related to the structure and other factors on the value of the specific notes that you purchase. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

You may not be able to sell your notes because a trading market for your notes may not develop or be maintained.

In making your evaluation of the notes, you should assume that you will be holding the notes until their maturity. The notes will not have an established trading market when issued. We may not list the notes on any securities exchange. We cannot assure you that a trading market for your notes will ever develop or be maintained. If liquidity is important to you, you should consider this before buying the notes.

Many factors affect the trading market and market value of your notes.

In addition to our credit ratings, financial condition and results of operations, many other factors may affect the market value of, and trading market for, your notes. These factors include:

•	the time remaining to the maturity of your notes;

•	the outstanding amount of your notes and other debt securities with the same terms;

•	any redemption or repayment features of your notes;

•	the supply of notes trading in the secondary market, if any;

•	the absence of an exchange listing for the notes;

•	market rates of interest higher or lower than rates borne by your notes;

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating any principal, premium or interest to be paid on the notes; and

•	the level, direction and volatility of market interest rates generally.

These factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. In addition, securities that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. You should consider the fact that there may be a limited number of buyers when you decide to sell your notes. The Agents may make a market in the notes, but the Agents are not obligated to do so and they may discontinue market-making activities at any time without notice, at their sole discretion. A lack of buyers will negatively affect the price you may receive for your notes if you decide you want to sell your notes prior to maturity. You may have no ability to sell your notes at all at certain times. In such a case, you will have to retain your notes. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

There may be certain tax consequences of holding the notes.

Different noteholders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable state, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes. For more information, please read the section below described under the heading “Certain U.S. Federal Income Tax Considerations.”

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing the “shelf” registration process. Under the shelf process, we may sell the securities described in this prospectus in one or more offerings. We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time.

This prospectus supplement provides you with certain terms of the notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

Each time we issue notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. The flexibility available to us to set or negotiate individualized terms for notes means that there will be transactions, particularly with currency indexed notes, that are quite complex. Often the terms of the notes differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

TERMS OF THE NOTES

General

The following description (unless otherwise specified in a pricing supplement) of the particular terms of our Medium-Term Notes (the “Notes”) offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms of the Debt Securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus.

The Notes are a series of the debt securities described in the accompanying prospectus. See “Description of the Debt Securities” on pages [six to twelve] of the accompanying prospectus for additional information concerning the Notes and the Indenture (as defined in the accompanying prospectus) under which they are to be issued. Capitalized terms used but not defined below have the meanings given to them in the accompanying prospectus, and in the Indenture relating to the Notes, or in the applicable pricing supplement.

The Notes are to mature on any day nine months or more from the date of issue (the “Issue Date”) as selected by the purchaser and agreed to by us.

The Notes issued under the Indenture will constitute our unsecured and unsubordinated general obligations and rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

Each Note will bear interest at either:

•	a fixed rate, which may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity (a “Zero Coupon Note”), or

•	a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the “Base Rate”) or interest rate formulas specified in the applicable pricing supplement, which may be adjusted by a Spread or Spread Multiplier (each as defined below).

Interest rates offered by us with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the accompanying prospectus under “Description of the Debt Securities — Global Securities,” Book-Entry Notes will not initially be issuable as Certificated Notes. The Notes are issuable in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Unless otherwise specified in the applicable pricing supplement attached hereto, the Notes will be issued at 100% of their principal amount.

Principal and interest will be payable, and Certificated Notes will be transferable and exchangeable, at the office of The Bank of New York, as Trustee, at 2001 Bryan Street, 10th Floor, Dallas, TX 75201, Attention: MMI Operations or such other office or offices as we designate from time to time, provided that payment of interest on Certificated Notes may be made at our option by check mailed to the registered Holders of such Notes and provided further that the holder of $10 million or more of Certificated Notes with similar tenor or terms will be entitled to receive payment by wire transfer in U.S. dollars, but only if appropriate payment instructions have been received in writing not later than 15 calendar days prior to the applicable Interest Payment Date.

As used herein:

“Business Day” with respect to any Note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is

(a) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to be closed in The City of New York; and

(b) if such Note is a LIBOR Note, a London Banking Day.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London;

“Discount Note” means

(a) a Note which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; and

(b) any other Note that for United States Federal income tax purposes would be considered an original issue discount note;

“Interest Payment Date” with respect to any Note means a date (other than the Maturity Date) on which, under the terms of such Note, regularly scheduled interest shall be payable;

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars;

“Maturity Date” with respect to any Note means the date on which such Note will mature, as specified thereon; and

“Principal Financial Center” means, as applicable

(a) the capital city of the country issuing the Specified Currency (as defined below); or

(b) the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Euro, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively; and

“Record Date” with respect to any Interest Payment Date for any Note shall be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable pricing supplement) immediately preceding such Interest Payment Date.

Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. The currency in which a Note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the “Specified Currency” with respect to the particular Note. References to “United States dollars”, “U.S. dollars”, “U.S.$” or “$” are to the lawful currency of the United States of America (the “United States”).

All percentages resulting from any calculations will be rounded, if necessary, to the nearest one millionth of a percentage point (with five ten-millionths of a percentage point being rounded upward) and all amounts in U.S. dollars rounded to the nearest cent (with one-half cent being rounded upward).

Book-Entry Notes may be transferred or exchanged only through the Depositary. See “— Book-Entry Notes.” Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by us for this purpose in the City of New York. No service charge will be imposed for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

The pricing supplement relating to each Note will describe the following terms, as applicable:

•	the principal amount of each Note;

•	whether such Note is a Fixed Rate Note, a Floating Rate Note, a Discount Note or a Zero Coupon Note;

•	the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the “Issue Price”);

•	the Issue Date;

•	the Maturity Date of such Note;

•	if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the “Interest Rate”);

•	if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the Interest Rate for such Note;

•	whether such Note may be redeemed at our option or repaid at the option of the holders thereof prior to its Maturity Date, and if so, the provisions relating to such redemption or repayment;

•	whether such Note will be represented by a Global Note or a certificate issued in definitive form;

•	certain special tax consequences of the purchase, ownership and disposition of certain Notes, if any; and

•	any other terms of such Note not inconsistent with the provisions of the Indenture.

Fixed Rate Notes

Each Fixed Rate Note will bear interest from its Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the annual rate stated on its face. Interest will be payable semiannually until the principal amount of the Note is paid or made available for payment or upon earlier redemption or repayment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest will be paid to the person in whose name the Fixed Rate Note is registered at the close of business on the Record Date next preceding the April 1 and October 1 interest payment date (each an “Interest Payment Date”). Notwithstanding the foregoing, periodic payments of interest will not be made with respect to any Zero-Coupon Note. Interest payable on the Maturity Date will be payable to the person in whose name the Fixed Rate Note is registered on the Maturity Date and to whom principal shall be payable. The first payment of interest on any Fixed Rate Note issued between a Record Date and an Interest Payment Date will be made on the next succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of payment.

We may change interest rates from time to time but no such change will affect any Fixed Rate Notes theretofore issued or as to which we have accepted an offer. Each payment of interest shall include interest accrued through the day preceding the Interest Payment Date or Maturity Date or date of redemption or repayment. If any Interest Payment Date or the Maturity Date or date of redemption or repayment of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date payment was due, and no interest will accrue after that Interest Payment Date, Maturity Date or the date of redemption or repayment.

Floating Rate Notes

Each Floating Rate Note will bear interest from its Issue Date at a rate per annum equal to:

•	the Initial Interest Rate set forth on the applicable pricing supplement until the first Interest Reset Date and

•	thereafter at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable pricing supplement), until the principal thereof is paid or payment thereof is duly provided for.

The “Spread” is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable pricing supplement as being applicable to such Note. The “Spread Multiplier” is the percentage specified in the applicable pricing supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the “Maximum Interest Rate”) and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the “Minimum Interest Rate”).

The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

•	the Commercial Paper Rate (a “Commercial Paper Rate Note”),

•	LIBOR (a “LIBOR Note”),

•	the Treasury Rate (a “Treasury Rate Note”),

•	the Federal Funds Rate (a “Federal Funds Rate Note”),

•	the Prime Rate (a “Prime Rate Note”),

•	the CMT Rate (a “CMT Rate Note”) or

•	such other Base Rate or interest rate formula as is specified in the applicable pricing supplement.

The Spread, Spread Multiplier, Index Maturity (as defined below) and other variable terms of the Floating Rate Notes are subject to change by us from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which we have accepted an offer.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (such period being the “Interest Reset Period” for such Note, and the first day of each Interest Reset Period being an “Interest Reset Date”), as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be:

•	in the case of Floating Rate Notes that reset daily, each Business Day;

•	in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

•	in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

•	in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months specified in the applicable pricing supplement; and

•	in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually, annually or as otherwise specified in the applicable pricing supplement (the “Interest Payment Period”). Except as provided below or in the applicable pricing supplement, interest will be payable:

•	in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

•	in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

•	in each case, on the Maturity Date thereof.

If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day and no interest will accrue for the period from and after such Interest Payment Date. If the Maturity Date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and premium, if any, and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment).

Interest will be paid to the person in whose name a Floating Rate Note is registered at the close of business on the Record Date immediately preceding an Interest Payment Date. Interest payable on the Maturity Date or the date of redemption or repayment will be payable to the person in whose name a Floating Rate Note is registered on that date and to whom principal shall be payable. The first payment of interest on any Floating Rate Note issued after a Record Date and before the next succeeding Interest Payment Date shall be made on the second succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of such payment.

Interest payments on each Interest Payment Date or on the Maturity Date or the date of redemption or repayment for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, such Interest Payment Date or Maturity Date or the date of redemption or repayment.

Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes or CMT Rate Notes. The interest rate in effect on each day will be

•	if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or

•	if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or Spread Multiplier referred to above.

The interest rate in effect for the period from the Issue Date to the first Interest Reset Date set forth in the applicable pricing supplement will be the “Initial Interest Rate” specified in the applicable pricing supplement.

The “Interest Determination Date” pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes or CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity (as defined below) specified on the face of such Note are auctioned, but in no event shall such Interest Determination Date be after the related Interest Payment Date. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week for that Treasury Rate Note. If no auction is held in any week, or on the preceding Friday, the Interest Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

The “Calculation Date”, where applicable, pertaining to an Interest Determination Date will be the first to occur of either

•	the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or

•	the Business Day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date or Maturity Date (or the date of redemption or repayment).

Unless otherwise specified in the applicable pricing supplement, The Bank of New York shall be the calculation agent (in such capacity, the “Calculation Agent”) with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

“Index Maturity” is the particular maturity (specified in the applicable pricing supplement) of the type of instrument or obligation from which a Base Rate is calculated.

Commercial Paper Rate Notes

Each Commercial Paper Rate Note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified in that Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Commercial Paper Rate” means, with respect to any Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on such date for commercial paper having the Index Maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of such Board (“H.15(519)”), under the heading “Commercial Paper-Nonfinancial.” The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable pricing supplement as set forth in the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update or any successor site or publication (the “H.15 Daily Update”) paper having the Index Maturity on the face hereof.

•	If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency; provided, however, that, if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

“Money Market Yield” shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

D × 360
Money Market Yield	=		×	100
360 − (D × M)

where “D” refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Notes

Each LIBOR Note will bear interest at the interest rate calculated with reference to LIBOR and any Spread or Spread Multiplier specified in that Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to an Interest Determination Date, LIBOR shall equal either: (A) the arithmetic mean, as determined by the Calculation Agent, of the offered rates which appear on the display specified in the applicable pricing supplement on the LIBOR page of the Reuters Monitor Money Rates Service (or such other relevant page as may replace that page on that service) (the “Reuters Screen”) or (B) the offered rate which appears on page 3750 of the Moneyline Telerate service, or any successor service, (or such other page as may replace that page on that service) (the “Telerate Page”), in each case as of 11:00 a.m., London time, on that Interest Determination Date; if neither the Reuters Screen nor the Telerate Page is specified in the applicable pricing supplement, LIBOR will be determined as if the Telerate Page had been specified; provided, however, in the case of (A) above, if fewer than two such offered rates so appear on the Reuters Screen, or in the case of (B) above, if no rate appears on the Telerate Page, LIBOR for that Interest Determination Date will be determined as described in (ii) below.

(ii) If, on any Interest Determination Date, fewer than two offered rates appear on the Reuters Screen and if no rate appears on the Telerate Page, as the case may be, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, which may include the Agents or the Calculation Agent or their affiliates, as selected by the Calculation Agent (after consulting with us), to provide the Calculation Agent with its quotation of the rate offered to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date for deposits in U.S. dollars having the Index Maturity, and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time (a “Representative Amount”). If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major U.S. banks, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us), for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Banking Day immediately following that Interest Determination Date and in a Representative Amount, provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR for such date will be LIBOR in effect on such Interest Determination Date.

Treasury Rate Notes

Each Treasury Rate Note will bear interest at the interest rate calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in that Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Treasury Rate” means

(a) the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”), or

(b) if the rate referred to in clause (a) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”, or

(c) if the rate referred to in clause (b) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(d) if the rate referred to in clause (c) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(e) if the rate referred to in clause (d) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(f) if the rate referred to in clause (e) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(g) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (f), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × N
Bond Equivalent Yield	=		×	100
360 − (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Federal Funds Rate Notes

Each Federal Funds Rate Note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in that Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Federal Funds Rate” means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective).” The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the above rate is not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in the H.15 Daily Update under the heading “Federal Funds (Effective).”

•	If such rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date shall be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) prior to 11:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Determination Date will remain the Federal Funds Rate then in effect on such Interest Determination Date.

Prime Rate Notes

Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in that Note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Prime Rate” means, with respect to any Interest Determination Date, the rate on such date as published in H.15(519) under the heading “Bank Prime Loan.” The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update opposite the caption “Bank Prime Loan.”

•	If such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date in either H.15 (519) or the H.15 Daily Update, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank’s prime rate or base lending rate as in effect for that Interest Determination Date. “Reuters Screen USPRIME1 Page” means the display designated as page “USPRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

•	If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us).

•	If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent (after consulting with us) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

CMT Rate Notes

Each CMT Rate Note will bear interest at the interest rate calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in that Note and any applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the ‘‘CMT Rate” means, with respect to any Interest Determination Date, the rate on such date as displayed on the Designated CMT Telerate Page (as defined below) under the caption ‘‘ . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. The following procedures will be followed if the CMT Rate cannot be determined as described above:

•	If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•	If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index), for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

•	If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent, and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a “Reference Dealer”) in The City of New York, which may include the Agents or the Calculation Agent or their affiliates, selected by the Calculation Agent after consulting with us (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•	If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York, which may include the Agents or the Calculation Agent or their affiliates (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

•	If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent after consulting with us are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•	If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

“Designated CMT Telerate Page” means the display on the CMT Moneyline Telerate Service, or any successor service, on the page designated in the applicable pricing supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be 2 years.

Book-Entry Notes

We have established a depositary arrangement with The Depository Trust Company (the “Depositary”), with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

Upon issuance, all Book-Entry Notes of like tenor and terms up to $500,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners (as defined below)

of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if that Beneficial Owner is not a Participant, on the procedures of the Participant through which that Beneficial Owner owns its interest in order to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in any such case we fail to appoint a successor to the Depositary within 90 days or (ii) we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary’s relevant Participants (as identified by the Depositary) to the Trustee.

The following is based on information furnished by the Depositary:

The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one Global Security will be issued with respect to each $500,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary (“Direct Participants”) include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry

Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary’s nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary’s records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary’s records.

The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

Sinking Fund

Unless otherwise specified in the applicable pricing supplement, no sinking fund will be provided for the Notes.

Redemption

The Notes will not generally be redeemable prior to their Maturity Date. We, in the applicable pricing supplement relating to a Note, may specify that a Note will be redeemable at our option on a date or dates specified prior to its Maturity Date at a price or prices set forth in the applicable pricing supplement, together with accrued interest to the date of redemption. We may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60, days notice. If less than all of the Notes with like tenor and terms are redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate, which may include selection pro rata or by lot.

Any redemption affecting a Global Security will be made in accordance with the provisions of the Indenture and the rules and procedures of the Depositary.

The amount of any Discount Note payable in the event of redemption by us or acceleration of the Maturity Date thereof, in lieu of the stated principal amount due at the Maturity Date, shall be the Amortized Face Amount of such Discount Note as of the date of such redemption, repayment or acceleration. The “Amortized Face Amount” of a Discount Note shall be the amount equal to:

•	the Issue Price of such Discount Note set forth in the applicable pricing supplement plus

•	the portion of the difference between the Issue Price and the principal amount of such Discount Note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated.

In no event shall the Amortized Face Amount of such Discount Note exceed its stated principal amount. See also “Certain U.S. Federal Income Tax Considerations — U.S. Holders.”

Repayment and Repurchase

The Notes will not generally be repayable at the option of the holder prior to their Maturity Date. We, in the pricing supplement relating to a Note, may specify that a Note will be repayable at the option of the holder on a date or dates specified prior to its Maturity Date at a price or prices set forth in the applicable pricing supplement, together with accrued interest to the date of repayment.

In order for a Note to be repaid, the Paying Agent must receive at least 30, but not more than 45, days prior to the repayment date:

•	the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed or

•	a facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day.

Exercise of the repayment option by the holder of a Note shall be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

We may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by us may be held or resold or, at our discretion may be surrendered to the Trustee for cancellation.

Certain Limitations on Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holder of a Discount Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of such Note plus that portion of any original issue discount that is amortized from the date of issue to the commencement of the proceeding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes certain material U.S. tax consequences to holders of Notes. The discussion is limited in the following ways:

•	The discussion covers you only if you buy your Notes in the initial offering of a particular issuance of Notes.

•	The discussion covers you only if you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

•	This discussion does not address tax considerations that may be important to certain categories of investors subject to special rules including, but not limited to, financial institutions, insurance companies, tax-exempt organizations, dealers in securities, U.S. expatriates, persons who hold the Notes as part of a hedge, straddle, conversion, or other risk-reduction transaction, persons subject to alternative minimum tax, or persons who have a functional currency other than the U.S. dollar.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Notes, possibly on a retroactive basis.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not cover every type of Note that we might issue. If we intend to issue a Note of a type not described in this summary, or of a type described in this summary with terms warranting additional tax discussion, additional tax information will be provided in the pricing supplement for the Note.

•	We have not requested, nor do we intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning or disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation — or entity taxable as a corporation for U.S. Federal income tax purposes — that was created under U.S. law (Federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. Federal income tax.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

Payments of Interest

The tax treatment of interest paid on the Notes depends upon whether the interest is “Qualified Stated Interest.” A Note may have some interest that is Qualified Stated Interest and some that is not.

“Qualified Stated Interest” is any interest that meets all the following conditions:

•	It is unconditionally payable at least once each year.

•	It is payable over the entire term of the Note.

•	It is payable at a single fixed rate applied to the outstanding principal of the Notes or, subject to certain conditions and limitations, is based on one or more indices.

•	The Note has a maturity of more than one year from its issue date.

If any interest on a Note is Qualified Stated Interest, then

•	If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

•	If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on a Note is not Qualified Stated Interest, it is subject to the rules for original issue discount (“OID”) described below.

Determining Amount of OID

Notes that have OID are subject to additional tax rules. The amount of OID on a Note is determined as follows:

•	The amount of OID on a Note is the “stated redemption price at maturity” of the Note minus the “issue price” of the Note. If such amount is zero or negative, there is no OID.

•	The “stated redemption price at maturity” of a Note is the total amount of all principal and interest payments to be made on the Note, other than Qualified Stated Interest. When all interest is Qualified Stated Interest, the stated redemption price at maturity is the same as the principal amount.

•	The “issue price” of a Note is the first price at which a substantial amount of the Notes included in the issue of which the Note is part are sold to the public (not including underwriters, wholesalers, or placement agents).

•	Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. Such disregarded OID is called “de minimis OID.” The rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the Note, and (c) the stated redemption price at maturity.

Accrual of OID Into Income

If a Note has OID (a “Discount Note”), the following consequences arise:

•	You must include the total amount of OID as ordinary income over the life of the Note.

•	You must include OID in income as the OID accrues on the Notes, even if you use the cash method of accounting. You will be required to report OID income, and in some cases pay tax on such income, before you receive the cash that corresponds to such income.

•	OID accrues on a Note on a “constant yield” method, which takes into account the compounding of interest. Under the constant yield method, the accrual of OID on a Note, combined with the inclusion into income of any Qualified Stated Interest on the Note, will result in you being taxed at approximately a constant percentage of your unrecovered investment in the Note.

•	The amount of OID includible in income by you is the sum of the “daily portions” of OID with respect to your Note for each day of the taxable year (or portion thereof) in which you hold the Note. The daily portion is determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period.

•	Accruals of OID on a Note will generally be less in the early years and more in the later years.

•	If any of the interest paid on the Note is not Qualified Stated Interest, such interest is taxed solely as OID and is not separately taxed when it is paid to you.

•	Your tax basis in the Note is initially your cost. Your basis increases by any OID (but not Qualified Stated Interest) you report as income. Your basis decreases by any principal payments you receive on the Note, and by any interest payments you receive that are not Qualified Stated Interest.

Notes Subject to Additional Tax Rules

Additional or different tax rules apply to several types of Notes that we may issue.

Short-Term Notes:  Notes with a maturity of one year or less are subject to special rules.

•	No interest payable on Short-Term Notes is Qualified Stated Interest. Otherwise, the amount of OID is calculated in the same manner as described above.

•	You may make certain elections concerning the method of accrual (i.e., straight line or constant yield) of OID on Short-Term Notes over the life of the Notes.

•	If you are an accrual method taxpayer or in certain other categories, you must include OID in income as it accrues.

•	If you are a cash method taxpayer not subject to the accrual rule described above in the preceding bullet point, you do not include OID in income until you actually receive payments on the Note. Alternatively, you can elect to include OID in income as it accrues. This election applies to all short-term notes acquired by you during the first taxable year for which the election is made and all subsequent taxable years, unless the IRS consents to a revocation.

•	Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the Note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the Note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the Note, then while you hold the Note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the Note until you include the OID in your income.

Floating Rate Notes:  Floating Rate Notes are subject to special OID rules.

•	If the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period if certain conditions are met), all the interest generally will be Qualified Stated Interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the Note’s initial floating rate into a fixed rate and by applying the general OID rules described above.

•	The Qualified Stated Interest allocable to an accrual period is increased (or decreased) if the interest actually paid during such accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

•	If the Note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on such a Note.

•	If we issue Floating Rate Notes, additional discussion of tax consequences relating to the particular terms of the Notes issued will be included in the pricing supplement for such Notes.

Foreign Currency Notes:  Foreign Currency Notes are subject to special tax rules.

•	If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

•	If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year) to determine the U.S. dollar value of interest accruals. In such case, you will make an adjustment (that is, you will have exchange gain or loss, which is treated as ordinary income or loss) upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections for determining the U.S. dollar value of interest accruals may also be available.

•	Any OID on Foreign Currency Notes will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income, including the recognition of exchange gain or loss upon payment in foreign currency.

•	Your initial tax basis in a Foreign Currency Note is the amount of U.S. dollars you pay for the Note (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

•	If you collect foreign currency upon the maturity of the Note, or if you sell the Note for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded Foreign Currency Note, the value is determined for cash basis taxpayers on the settlement date for the sale of the Note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date, which election must be applied consistently from year to year and cannot be changed without the consent of the IRS). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

•	Any gain or loss on the sale or retirement of a Note will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

•	Special rules apply to Foreign Currency Notes subject to contingencies or denominated in more than one currency. If we issue Foreign Currency Notes, additional discussion of the tax consequences relating to the particular terms of the Foreign Currency Notes issued will be included in the pricing supplement for such Notes.

Other Categories of Notes:  Additional rules may apply to certain other categories of Notes that we may offer. The pricing supplement for these Notes may summarize these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of Notes include:

•	Notes with contingent payments;

•	Notes that you can put to the Company before their maturity;

•	Notes that are callable by the Company before their maturity, other than typical calls at a premium;

•	Indexed Notes with an index tied to currencies; and

•	Notes that are extendable at your option or at the option of the Company.

Premium and Discount

Additional special rules apply in the following situations involving discount or premium:

•	If you buy a Note in the initial offering for more than the sum of all amounts payable on the Note (other than payments of Qualified Stated Interest), the excess amount you pay will be “bond premium.” You can elect to use bond premium to reduce your taxable interest income from your Note. Under the election, the total premium will be allocated to interest periods, as an offset to your interest income, on a “constant yield” basis over the life of your Note — that is, with a smaller offset in the early periods and a larger offset in the later periods. If you elect to amortize bond premium on a Note, you must reduce your adjusted tax basis in such Note by the amount of bond premium so amortized. You make this election on your tax return for the year in which you acquire the Note. However, if you make the election, it automatically applies to all debt instruments (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) with bond premium that you own during that year or that you acquire at any time thereafter, unless the IRS permits you to revoke the election. Special rules may apply if a Note is subject to a call prior to maturity at a price in excess of its stated redemption price at maturity.

•	Similarly, if a Note has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called “acquisition premium.” The amount of OID you are required to include in income will be reduced by this amount over the life of the Note.

•	If you buy a Note in the initial offering for less than the initial offering price to the public, special rules concerning “market discount” may apply.

Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

Accrual Election

You can elect to be taxed on the income from the Note in a different manner than described above. Under the election:

•	No interest is Qualified Stated Interest.

•	You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

•	Your tax basis is increased by all accruals of income and decreased by all payments you receive on the Note.

•	This election applies only to the Notes with respect to which it is made, although additional elections will be deemed to have been made (which may affect other notes owned by you) if this election is made with respect to a Note with bond premium or market discount.

•	This election is made for the taxable year in which you buy the Note and may not be revoked without the consent of the IRS.

Sale or Retirement of Notes

On your sale or retirement of your Note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Your tax basis in the Note generally is your cost, increased by OID and market discount previously included in income, and decreased by payments received by you (other than payments of Qualified Stated Interest) and bond premium amortized by you.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year. For an individual, the maximum tax rate on long term capital gains is currently 15%. The deductibility of capital losses is subject to limitations.

•	If (a) you purchased the Note with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the Note upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

•	If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of Short-Term Notes, Discount Notes, Notes with contingent payments, Notes acquired with market discount, or Foreign Currency Notes.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest, OID and sale or retirement proceeds on your Notes, unless an exemption applies. As discussed above under “Premium and Discount”, if your Notes have OID, the amount reported to you may have to be adjusted to reflect the amount you must report on your own tax return.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold 28% (increasing to a rate of 31% in 2010) of all amounts payable to you on the Notes (including principal payments). This is called “backup withholding.” If the intermediary withholds payments, you may use the withheld amount as a credit against your Federal income tax liability if you provide the required information to the IRS.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

•	You should consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is:

•	an individual that is a nonresident alien;

•	a corporation — or entity taxable as a corporation for U.S. Federal income tax purposes — created under non-U.S. law; or

•	an estate or trust that is not taxable in the United States on its worldwide income.

Withholding Taxes

Generally, payments of principal, interest and OID on the Notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements.

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

•	You hold your Notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. Federal tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and fill out Part II of the form to state your claim for treaty benefits. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the Notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you may be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes. In particular, an intermediary that is not a qualified intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the Notes. However, if you hold your Notes through a qualified intermediary — or if there is a qualified intermediary in the chain of title between you and the withholding agent for the Notes — the qualified intermediary generally will not be required to forward this information to the withholding agent.

•	The amount of interest payable on a Note is based on the earnings of the Company or certain other contingencies (“Contingent Interest”). If this exception applies, additional information will be provided in the pricing supplement for such Notes.

•	You own 10% or more of the voting stock of the Company, are a “controlled foreign corporation” with respect to the Company, or are a bank making a loan in the ordinary course of its business.

•	In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States, as discussed above, and you comply with the documentary requirements to claim such benefits.

Interest payments (including OID) made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Notes directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of Notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. Federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

If you sell a Note or it is redeemed, you will not be subject to Federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the United States.

•	You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

•	The gain represents accrued interest or OID, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your Note in connection with a trade or business that you are conducting in the United States:

•	Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the United States, you did not own 10% or more of the voting stock of the Company, and, the Notes do not provide for Contingent Interest. The determination of residency is different for purposes of U.S. federal estate tax and purposes of U.S. federal income tax. You should consult your tax advisor regarding the U.S. estate tax implications of owning the Notes.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

On July 1, 2005, a new EU Directive regarding the taxation of savings income became effective. The Directive requires a Member State to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non-corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium, and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates increasing over time to 35%. This transitional period began on July 1, 2005 and will terminate at the end of the first fiscal year following agreement by certain non-EU countries regarding the exchange of information relating to those payments.

Beginning on July 1, 2005, a number of non-EU countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non-corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non-corporate residents in those territories.

No additional amounts will be payable with respect to any of our securities if a payment on a security is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Holders should consult their tax advisers regarding the implications of the Directive in their particular circumstances.

PLAN OF DISTRIBUTION

We are offering the Notes on a continuing basis through the Agents. The Agents have agreed to use their reasonable efforts to solicit orders for the purchase of the Notes. We reserve the right to sell Notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept orders to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes through it in whole or in part. Payment of the purchase price of Notes will be required to be made in immediately available funds. With respect to Notes with maturity periods that are thirty years or shorter, we will pay each Agent a commission ranging from .125% to .750%, depending upon the maturity period of the Notes sold, of the principal amount of Notes sold through such Agent. With respect to Notes sold with maturity periods in excess of thirty years, the commission amount shall be negotiated. No commission will be payable on any sales made directly by us. The following table describes the potential proceeds we will receive from each Note issuance but does not include expenses payable by us in connection to any issuance. The pricing supplement will specify the aggregate proceeds and the estimated expenses payable by us in connection with the Notes.

	Price to Public		Agents’ Commissions	Proceeds to Us

Per Note	100	%(1)	.125%-.750%	99.25%-99.875%

(1)	Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

We may also sell Notes at a discount to an Agent as principal for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable pricing supplement, at a fixed public offering price, as determined by such Agent. After any initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed will not be in excess of the discount received by such Agent from us. Unless otherwise specified in the applicable pricing supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

We may appoint Agents, other than or in addition to the Agents listed in this prospectus supplement, with respect to the Notes. Any other Agents will be named in the applicable pricing supplement and will enter into or otherwise agree to be bound by the terms of the selling agency agreement.

Concurrently with the offering of the Notes through the Agents or otherwise as described herein, we may issue other debt securities as described in the accompanying Prospectus.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance as to the existence or liquidity of a secondary market for any Notes.

In connection with the offering of Notes, a specified Agent or persons on its behalf may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Notes with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the relevant Agent or such other person to do this. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agents create a short position in Notes, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the Agents may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

The Agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof.

Each Agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking and commercial lending services for, us and certain of our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses.

ANNEX A: FORM OF PRICING SUPPLEMENT

PRICING SUPPLEMENT NO.	Rule 424(b)
To Prospectus dated February 27, 2007	File No. 333-
and Prospectus Supplement dated February 27, 2007	CUSIP No.

RYDER SYSTEM, INC.
Medium-Term Notes
(Registered Notes-Fixed Rate)
Due Nine Months or More
from Date of Issue

Trade Date:

Principal Amount:

Public Offering Price:

Issue Date:

Maturity Date:

Interest Rate:

Day Count:

Net Proceeds to Ryder:

Interest Payment Dates:

Underwriters’ Commission:

Record Dates:

Form:	☐ Book Entry ☐ Certificated

Redemption:	☐ The Notes cannot be redeemed prior to maturity.

☐ The Notes may be redeemed prior to maturity.

Optional Redemption:	☐ No

☐ Yes

Other Terms:

Repayment at Option of Holder:	☐ The holder has no option to elect repayment of the Notes prior to maturity. ☐ The Notes are repayable prior to maturity at the option of holder.

Terms of Repayment:

Discount Note:	☐ Yes ☐ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Joint Book-Running Managers

Senior Co-Managers

Junior Co-Managers

Underwriters’ Capacity:	☐ As agent ☐ As principal

If as principal:	☐ The Notes are being offered at varying prices relating to prevailing market prices at the Time of sale.

☐ The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Prospectus

RYDER SYSTEM, INC.

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

We, Ryder System, Inc., may offer from time to time:

•	debt securities,

•	shares of preferred stock,

•	depositary shares,

•	shares of common stock,

•	warrants and

•	stock purchase contracts and stock purchase units

in one or more series, with an aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount), including the equivalent thereof in other currencies, or composite currency units such as the euro, in amounts, at prices and on terms to be determined at the time of offering.

When we offer securities pursuant to this prospectus, we will deliver to you this prospectus as well as a prospectus supplement setting forth the specific terms of the securities being offered. We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “R.” Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance.

Any debt securities issued under this prospectus will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

We may sell the securities to or through underwriters and also may sell the securities directly to other purchasers or through agents or dealers.

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission, or Commission, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus, “company,” “we,” “our” and “us” refer only to Ryder System, Inc. and not any of its subsidiaries, except where the context otherwise requires or as otherwise indicated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document previously filed by us at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public on the Commission’s Internet website at http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the Commission a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission on February 15, 2007;

•	Our Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed with the Commission on January 11, 2007 and February 14, 2007;

•	Description of our common stock contained in our registration statement on Form 8-A filed with the Commission on September 10, 1971; and

•	All subsequent documents filed by us after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by Commission rules and regulations.

Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein, any of the documents incorporated by reference in this prospectus and registration statement by writing to us at the following address or telephoning us at (305) 500-3726.

Investor Relations
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178-1103

In addition, we make available free of charge through the Investor Relations page on our website at http://www.ryder.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Other than the information expressly incorporated by reference into this prospectus, information on, or accessible through, our website is not a part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

Exhibits to an incorporated document will not be provided unless the exhibit is specifically incorporated by reference into this prospectus.

RYDER SYSTEM, INC.

We operate in three reportable business segments: (1) Fleet Management Solutions, which provides full service leasing, contract maintenance, contract-related maintenance and commercial rental of trucks, tractors and trailers to customers principally in the U.S., Canada and the U.K.; (2) Supply Chain Solutions, which provides comprehensive supply chain solutions, including distribution and transportation services, throughout North America and in Latin America, Europe and Asia; and (3) Dedicated Contract Carriage, which provides vehicles and drivers as part of a dedicated transportation solution in the U.S. Our customer base includes enterprises operating in a variety of industries including automotive, electronics, high-tech, telecommunications, manufacturing, aerospace, consumer goods, paper and paper products, office equipment, food and beverage, and general retail industries and governments.

We were incorporated in Florida in 1955. Our principal executive offices are located at 11690 NW 105th Street, Miami, Florida 33178-1103. Our telephone number is (305) 500-3726. Our website is http://www.ryder.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements (within the meaning of the Federal Private Securities Litigation Reform Act of 1995) are statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. These statements are often preceded by or include the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could,” “should” or similar expressions. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements including, but not limited to, statements regarding:

•	our expectations as to anticipated revenue and earnings trends and future economic conditions;

•	our ability to improve our competitive advantage by leveraging our vehicle buying power, reducing vehicle downtime, providing innovative broad-based supply chain solutions and increasing our customers’ competitive positions;

•	the impact of the restructuring activities and growth initiatives on our FMS business segment;

•	our ability to successfully achieve the operational goals that are the basis of our business strategies, including offering competitive pricing, diversifying our customer base, optimizing asset utilization, leveraging the expertise of our various business segments, serving our customers’ global needs and expanding our support services;

•	impact of losses from conditional obligations arising from guarantees;

•	number of NLE vehicles in inventory over the near term;

•	our belief as to the adequacy of our insurance coverages and self-insurance accruals, funding sources and the effectiveness of our interest and foreign currency exchange rate risk management programs;

•	our relationship with our employees;

•	our belief that we can continue to realize significant savings from our cost management initiatives and process improvement actions, and that such initiatives and actions will mitigate pricing pressures from our SCS customers;

•	estimates of free cash flow and capital expenditures for 2007;

•	the adequacy of our accounting estimates and reserves for pension expense, depreciation and residual value guarantees, self-insurance reserves, goodwill impairment, accounting changes and income taxes, and the future impact of FIN 48;

•	our belief that we have not entered into any other transactions since 2000 that raise the same type of issues identified by the IRS in their audit of the 1998 to 2000 tax period;

•	our ability to fund all of our operations for the foreseeable future through internally generated funds and outside funding sources;

•	the anticipated impact of fuel price fluctuations and cost of environmental liabilities;

•	the anticipated impact of ongoing legal proceedings;

•	our expectations as to future pension expense and contributions, as well as the effect of the freeze of the U.S. pension plan on our benefit funding requirements;

•	the anticipated income tax impact of the like-kind exchange program; and

•	our ability to mitigate the impact of adverse downturns in specific sectors of the economy through customer diversification.

These statements, as well as other forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus, are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors could cause actual results and events to differ significantly from those expressed in any forward-looking statements. These risk factors include, but are not limited to, the following:

•	Market Conditions:

º	Changes in general economic conditions in the U.S. and worldwide leading to decreased demand for our services, lower profit margins and increased levels of bad debt;

º	Changes in our customers’ operations, financial condition or business environment that may limit their need for, or ability to purchase, our services;

º	Changes in market conditions affecting the commercial rental market or the sale of used vehicles;

º	Less than anticipated growth rates in the markets in which we operate; and

º	Changes in current financial, tax or regulatory requirements that could negatively impact the leasing market.

•	Competition:

º	Competition from other service providers, some of which have greater capital resources or lower capital costs;

º	Continued consolidation in the markets in which we operate which may create large competitors with greater financial resources;

º	Competition from vehicle manufacturers in our foreign FMS business operations; and

º	Our inability to maintain current pricing levels due to customer acceptance or competition.

•	Profitability:

º	Our inability to obtain adequate profit margins for our services;

º	Lower than expected customer volumes or retention levels;

º	Loss of a key customer in our SCS business segment;

º	Our inability to adapt our product offerings to meet changing consumer preferences on a cost-effective basis;

º	The inability of our business segments to create operating efficiencies;

º	Availability of heavy-duty and medium-duty vehicles;

º	Sudden changes in fuel prices and fuel shortages;

º	Our inability to successfully implement our asset management initiatives;

º	An increase in the cost of, or shortages in the availability of, qualified drivers;

º	Labor strikes and work stoppages;

º	Our inability to manage our cost structure; and

º	Our inability to limit our exposure for customer claims.

•	Financing Concerns:

º	Higher borrowing costs and possible decreases in available funding sources caused by an adverse change in our debt ratings;

º	Unanticipated interest rate and currency exchange rate fluctuations; and

º	Negative funding status of our pension plans caused by lower than expected returns on invested assets and unanticipated changes in interest rates.

•	Accounting Matters:

º	Impact of unusual items resulting from on-going evaluations of business strategies, asset valuations, acquisitions, divestitures and our organizational structure;

º	Reductions in residual values or useful lives of revenue earning equipment;

º	Increases in compensation levels, retirement rate and mortality resulting in higher pension expense; regulatory changes affecting pension estimates, accruals and expenses;

º	Increases in healthcare costs resulting in higher insurance reserves; and

º	Changes in accounting rules, assumptions and accruals.

•	Other risks detailed from time to time in our Commission filings.

The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. As a result, no assurance can be given as to our future results or achievements. You should not place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this prospectus. We do not intend, or assume any obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of our equity securities. Pending use for these purposes, we may invest proceeds from the sale of the securities in short-term marketable securities. The precise amount and timing of sales of any securities will be dependent on market conditions and the availability and cost of other funds to us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Ryder for each of the years in the five-year period ended December 31, 2006. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense and other financial charges plus interest capitalized and that portion (one third) of rental expense considered to be interest. Earnings are computed by adding amortization of capitalized interest and fixed charges, less capitalized interest, to earnings from continuing operations before income taxes and cumulative effect of changes in accounting principles. Because we had no shares of preferred stock outstanding during any of the periods presented or as of the date of this prospectus, we do not separately present the ratio of earnings to combined fixed charges and preferred stock dividends.

2006		2005		2004		2003		2002

2.95	x	3.00	x	3.10	x	2.16	x	1.80x

DESCRIPTION OF THE DEBT SECURITIES

The following is a description of the general terms and provisions that may apply to the debt securities. The particular terms of any debt securities offered hereby will be described in the prospectus supplement relating to those debt securities which may add, update or change the terms described in this prospectus. To review the terms of any debt securities offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

The debt securities will be unsecured and unsubordinated obligations of our company and will be issued from time to time under the Indenture dated as of October 3, 2003 between us and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939.

Following is a brief description of certain provisions of the indenture. This description is not complete and is subject to the detailed provisions of the indenture. The indenture is incorporated by reference in the registration statement of which this prospectus is a part. Section references appearing below are to the indenture. Whenever particular provisions of the indenture are referenced, such provisions are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any capitalized term used in this description and not defined shall have the meaning given to such term in the indenture. We urge you to read the indenture (and any amendments thereto) in its entirety because it, and not the following description, defines your rights as a holder of debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued up to the principal amount authorized by our board of directors from time to time. We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures.

Unless otherwise provided in the prospectus supplement accompanying this prospectus, the debt securities will be issued in fully registered form without coupons (“registered securities”). In addition, debt securities may be issued in the form of one or more global securities (each a “global security”). Registered securities which are book-entry securities (“book-entry securities”) will be issued as registered global securities.

Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indenture.

The debt securities will be unsecured and unsubordinated general obligations of our company and will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

Reference is made to the prospectus supplement relating to the particular series of debt securities for the following terms of such debt securities:

•	the title of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities;

•	the initial public offering price;

•	the currency or currency unit of payment;

•	the date or date on which the principal of such debt securities is payable;

•	the rate or rates at which such debt securities will bear interest or the method for calculating such rate, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable and the record date for the interest payable on any interest payment date;

•	whether such debt securities will be issued as registered securities or bearer securities or both;

•	the place where the principal of and interest on such debt securities will be payable;

•	the period or periods, if any, within which the price or prices at which and the terms and conditions upon which such debt securities may be redeemed by us;

•	whether we are obligated to redeem or purchase such debt securities pursuant to any sinking fund or at the option of a holder thereof, and the terms and conditions upon which such debt securities shall be redeemed or purchased pursuant to such obligation;

•	any provisions for the remarketing of the debt securities by and on behalf of us;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which such debt securities shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of such debt securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities and the terms and conditions, if any, upon which such global securities may be exchanged for individual certificates;

•	whether and under what circumstances we will pay Additional Amounts to any holder of offered debt securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any Additional Amounts;

•	any additions, deletions or modifications to the covenants, events of default or our ability to discharge our obligations set forth in the indenture, that will be applicable with respect to the offered debt securities; and

•	any other terms not inconsistent with the indenture. (Section 2.02.)

A debt security will not be valid until authenticated by the manual signature of the trustee or an authenticating agent. Such signature will be conclusive evidence that the debt security has been authenticated under the indenture. (Section 2.03.)

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting, or other considerations relevant to these securities.

Transfer and Exchange

We will maintain an office or agency in The City of New York where registered debt securities may be presented for registration of transfer or exchange (“registrar”). Unless otherwise provided in the prospectus supplement, a registered holder of debt securities will be able to transfer registered debt securities at the office of the registrar we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the registrar for an equal aggregate principal amount of registered debt securities of the series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. (Sections 2.05, 2.08 and 4.04.)

Neither we nor the trustee will impose a service charge for any transfer or exchange of a debt security; however, a holder may be required to pay any tax or governmental charge in connection with a transfer or exchange of a debt security.

For a discussion of certain restrictions on the registration, transfer and exchange of global securities, see “— Global Securities.” If we fail to maintain a registrar the trustee will act as such. We or any of our subsidiaries may act as registrar.

Certain Definitions

A summary of the definitions of certain terms used in the indenture follows (reference should be made to Article I of the indenture for complete definitions of the following and other terms):

“Additional Amounts” means any additional amounts which are required by a debt security or by or pursuant to a board resolution, under circumstances specified therein, to be paid by us in respect of certain taxes, assessments or other governmental charges imposed on certain holders of debt securities.

“After-Acquired Indebtedness” means (a) pre-existing indebtedness assumed by us or a Restricted Subsidiary as a result of the acquisition of the assets or stock of an entity other than a Subsidiary of ours, (b) liens on property existing at the time of acquisition of said property and (c) indebtedness of an Unrestricted Subsidiary which is outstanding at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary subsequent to the date of the indenture.

“Consolidated” when used with respect to any other term, means such term as reflected in a consolidation of our and our Restricted Subsidiaries’ accounts in accordance with generally accepted accounting principles.

“Foreign Financing Subsidiary” means any subsidiary not organized under the laws of the United States of America, engaged in the business of lending to, or borrowing on behalf of, us or our Restricted Subsidiaries.

“Indebtedness” means indebtedness other than Subordinated Indebtedness of ours or any of our Restricted Subsidiaries for borrowed money or leasing obligations as reflected on the Consolidated balance sheet of our company and our Restricted Subsidiaries, and indebtedness of other parties guaranteed by us or our Restricted Subsidiaries.

“Intercompany Indebtedness” means any Indebtedness owed directly between us and/or our Restricted Subsidiaries.

“Leasing Indebtedness” means the capitalized Indebtedness of any leasing obligations on personal property.

“Net Tangible Assets” means total assets as reflected on the Consolidated balance sheet of our company and our Restricted Subsidiaries, after deduction for minority interests, less: (a) goodwill and other intangibles, (b) amounts invested in, advanced to, or equity in Unrestricted Subsidiaries and (c) unamortized debt discount.

“Original Issue Discount Debt Security” means a debt security which provides that an amount less than the principal amount thereof shall become due and payable upon acceleration of the maturity or redemption thereof, or any debt security which for United States Federal income tax purposes would be considered an original issue discount debt security.

“Real Property Indebtedness” means Indebtedness secured by real property acquired by us or any of our Restricted Subsidiaries after the date of the indenture, including both mortgage and lease financing.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Secured Indebtedness” means Indebtedness, other than Intercompany Indebtedness, secured by a lien on any property and any unsecured Indebtedness of any Restricted Subsidiary other than a Foreign Financing Subsidiary.

“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Foreign Financing Subsidiary) substantially all of the property of which is located or substantially all of the business of which is conducted outside of the United States of America or its possessions and (b) any other Subsidiary (including, if so designated, a Foreign Financing Subsidiary) so designated by our board of directors or our chief executive officer.

Certain Covenants

Limitation on Secured Indebtedness.

Unless otherwise provided in the prospectus supplement, we and our Restricted Subsidiaries will not incur any Secured Indebtedness unless debt securities then outstanding are equally and ratably secured, with the following exceptions:

•	Secured Indebtedness existing at the date of the indenture,

•	Indebtedness of a corporation in existence at the time it becomes a Restricted Subsidiary,

•	After-Acquired Indebtedness,

•	Intercompany Indebtedness secured in favor of us or any Restricted Subsidiary,

•	Indebtedness deemed Secured Indebtedness by virtue of certain liens or charges not yet due or payable without penalty or which are being contested and for which reserves have been set aside,

•	industrial revenue bond Indebtedness,

•	Real Property Indebtedness,

•	Leasing Indebtedness not to exceed a total of 10% of Consolidated Net Tangible Assets, and

•	all other Secured Indebtedness (in addition to that otherwise permitted above) not to exceed a total of 20% of Consolidated Net Tangible Assets. (Section 4.06.)

Limitation on Consolidations and Mergers.

We shall not consolidate with or merge into, or transfer all or substantially all of our assets to, another entity unless such entity assumes all the obligations under the debt securities and the indenture and certain other conditions are met (whereupon all our obligations under the indenture shall terminate). (Section 5.01.)

Events of Default and Remedies

Unless otherwise provided in the prospectus supplement, the events of default with respect to the debt securities of any series are:

•	default for 30 days in the payment of interest thereon,

•	default in the payment of principal thereof,

•	default in performance by us of any other agreement with respect thereto which continues for 60 days after written notice, and

•	certain events of bankruptcy, insolvency or reorganization. (Section 6.01.)

If an event of default is continuing with respect to the debt securities of any series, the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to us and the trustee, may accelerate the principal of such debt securities, but the holders of a majority in aggregate principal amount of such debt securities then outstanding may rescind such acceleration if all existing events of default have been cured. (Section 6.02.)

Holders of debt securities may not enforce the indenture except in the case of the failure of the trustee, for 60 days, to act after notice of an event of default and a request to enforce the indenture by the holders of 25% in aggregate principal amount of the series of debt securities affected thereby and an offer of indemnity satisfactory to the trustee. (Section 6.06.) This provision will not prevent any holder of a debt security from enforcing payment of the principal of and interest on such debt security at the respective due dates thereof. (Section 6.07.) The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the manner of conducting any proceedings for any remedy or trust power available to the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, is unduly prejudicial to holders of other debt securities or would involve the trustee in personal liability. (Section 6.05.)

Holders of a majority in aggregate principal amount of any series of debt securities then outstanding may waive on behalf of all holders of debt securities of that series any default with respect to that series except a default in the payment of the principal or interest on such debt securities. (Section 6.04.)

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued of any default if the trustee considers it in the interest of such holder to do so, provided the trustee may not withhold notice of default in the payment of principal of or interest on any of the debt securities of such series.

We will furnish an annual officers’ certificate to the trustee as to our compliance with all conditions and covenants set forth in the indenture. (Section 4.03.)

Satisfaction and Discharge

Unless otherwise provided in the prospectus supplement, we may terminate certain of our obligations under the indenture, including our obligation to comply with the covenants described above, with respect to any series of debt securities which does not provide for the payment of any Additional Amounts, on the terms and subject to the conditions contained in the indenture, by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal and interest on such debt securities to maturity. Such deposit and termination is conditioned upon our delivery of an opinion of independent tax counsel that the holders of such debt securities will have no Federal income tax consequences as a result of such deposit and termination. (Section 8.01.)

Modification and Waiver

We and the trustee, with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities affected, may execute supplemental indentures amending the indenture or such debt securities, except that no such amendment may, without the consent of the holders of the affected debt securities, among other things, change the maturity or reduce the principal amount thereof, change the rate or the time of payment of interest thereon, change any obligation on our part to pay Additional Amounts relating to a particular debt security or reduce the amount of principal of an Original Issue Discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof. (Sections 9.02 and 9.03.)

We and the trustee may also, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things, curing ambiguities and inconsistencies, addressing changes in generally accepted accounting principles and making changes that do not adversely affect the rights of any holders of debt securities. (Section 9.01.)

Payment and Paying Agents

We will maintain an office or agency where the debt securities may be presented for payment (“paying agent”). Unless otherwise provided in the prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made in U.S. dollars at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register maintained by the registrar. Unless otherwise provided in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such interest. (Section 4.01.)

Unless otherwise provided in the prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to offered debt securities that are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for the offered debt securities will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series. (Section 4.04.) If we fail to maintain a paying agent the trustee will act as such. We or any of our subsidiaries may act as paying agent.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (a “depositary”) identified in the prospectus supplement relating to such series. Global securities may be issued in registered, and in either temporary or definitive form. Unless and until it is exchanged in whole for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 2.16.)

The specific terms of any depositary arrangement with respect to the offered debt securities will be described in the prospectus supplement relating thereto. Unless otherwise specified in the prospectus supplement, we anticipate that the following provision will apply to all depositary arrangements.

Unless otherwise specified in the prospectus supplement, registered securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. (Section 2.16.) Upon the issuance of a global security in registered form, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or selling agents for such debt securities, or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for such global security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security in registered form, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such global securities will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of, premium, if any, and interest, if any, on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.15.)

We expect that the depositary for debt securities of a series, upon receipt of any payment of principal of, premium, if any, or interest, if any, on permanent global securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices.

If a depositary for registered securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual certificates for the registered securities in definitive form in exchange for the global security or securities representing such registered securities. In addition, we may at any time and in our sole discretion determine not to have any registered securities represented by one or more global securities and, in such event, will issue individual certificates for the registered securities in definitive form in exchange for the global security or securities representing such registered securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of individual certificates for the registered securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such individual certificates registered in the name of the owner of such beneficial interest. (Section 2.16.)

Absence of Certain Covenants

We are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation or creating liens on our property, except as set forth under “— Certain Covenants-Limitation on Secured Indebtedness.” The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture contains no provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving our company.

Regarding the Trustee

The Bank of New York is the trustee under the indenture as successor to J.P. Morgan Trust Company, National Association. The Bank of New York and its affiliates also act as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, us and certain of our subsidiaries and affiliates in the normal course of our business.

Notices

Notices to holders of registered debt securities will be mailed by first class mail to the address on the register kept by the registrar. (Section 10.02.)

DESCRIPTION OF THE PREFERRED STOCK

The following is a description of the general terms and provisions that may apply to our preferred stock. The particular terms of any series of preferred stock offered hereby will be described in the prospectus supplement relating to that series of preferred stock which may add, update or change the terms described in this prospectus. To review the terms of any preferred stock offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

All the terms of the preferred stock are, or will be, contained in our restated articles of incorporation, the articles of amendment relating to each series of the preferred stock and our bylaws, which are, or will be, filed with the Commission at the time we issue a series of the preferred stock. The following summary is qualified in its entirety by reference to our restated articles of incorporation, the relevant articles of amendment and our bylaws. Reference is also made to the Florida Business Corporation Act, or FBCA.

Our restated articles of incorporation authorize us to issue up to 3,800,917 shares of preferred stock, no par value per share. As of the date of this prospectus, no shares of preferred stock were issued and outstanding. Subject to limitations prescribed by law, our board of directors is authorized at any time, without shareholder action, to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

Our board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement relating to such series of preferred stock will set forth, the following information:

•	whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•	the dividend rate;

•	the dividend payment date or dates;

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or special rights applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Rank

The shares of preferred stock of any series will have the rank set forth in the relevant articles of amendment and described in the prospectus supplement relating to such series of preferred stock.

Dividends

The articles of amendment setting forth the terms of a series of preferred stock may provide that holders of that series are entitled to receive dividends, when, as and if authorized by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends and any other terms applicable to the dividends will be set forth in the relevant articles of amendment and described in the prospectus supplement relating to such series of preferred stock.

Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

Convertibility

The articles of amendment setting forth the terms of a series of preferred stock may provide that, and the prospectus supplement relating to such series of preferred stock, may describe the terms, if any, on which, shares of that series are convertible into, or exchangeable for, shares of our common stock or other securities or property.

Redemption

If so specified in the articles of amendment setting forth the terms of a series of preferred stock, a series of preferred stock may be redeemable at our or the holder’s option and/or may be mandatorily redeemed partially or in whole. Any redemption rights granted in the articles of amendment for a series of preferred stock offered hereby will be described in the relevant prospectus supplement.

Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

Liquidation

In the event our company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of each series of preferred stock may be entitled to receive a liquidation preference. The terms and conditions of any liquidation preference granted to the holders of a series of preferred stock will be set forth in the articles of amendment relating to such series and will be described in the relevant prospectus supplement.

Voting

The holders of preferred stock will not have any voting rights, except as required by the FBCA or as provided in the articles of amendment relating to a particular series of preferred stock and the relevant prospectus supplement.

Other Rights

The articles of amendment setting forth the terms of a series of preferred stock may provide that the holders of that series of preferred stock are entitled to preemptive, sinking fund or other rights. The prospectus supplement relating to such series of preferred stock will contain a description of any such rights. The rights, preferences and privileges of holders of a series of preferred stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any other series of preferred stock, if any, which may be issued in the future.

Anti-Takeover Effects of our Articles of Incorporation

Our restated articles of incorporation provide that the consent of the holders of a majority of each series of outstanding preferred stock shall be required in order to effect a merger or consolidation of the company with or into any other corporation or the sale of all or substantially all of the assets of the company in exchange for stock or securities of another corporation unless: (i) the surviving corporation will not have, after such transaction, any stock either authorized or outstanding that ranks prior to the preferred stock, or to the stock of the surviving corporation issued in exchange therefor, in respect of payment of dividends or distribution of assets (except such stock of the company as may have been authorized or outstanding immediately prior to the transaction), and (ii) the merger or consolidation results in no change in the rights, privileges or preferences of such series of preferred stock or the stock of the surviving corporation issued in exchange therefor. While we currently do not have any shares of preferred stock outstanding, the issuance of any shares of preferred stock in the future may delay, defer or prevent a merger or sale of all or substantially all of the company’s assets.

Transfer Agent and Registrar

We will designate the transfer agent for each series of preferred stock in the prospectus supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

If we elect to offer fractional shares of preferred stock, rather than full shares of preferred stock, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The following is a summary of the most important terms of the depositary shares. The particular terms of any depositary shares offered hereby will be described in the prospectus supplement relating to the depositary shares which may add, update or change the terms described in this prospectus. To review the terms of any depositary shares offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

All the terms of the depositary shares are, or will be, contained in the deposit agreement, our restated articles of incorporation and the articles of amendment for the applicable series of preferred stock that are, or will be, filed with the Commission. The following summary is qualified in its entirety by reference to the deposit agreement, our restated articles of incorporation and the articles of amendment for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference, if any, accorded each share of the applicable series of preferred stock, as set forth in the relevant prospectus supplement for the depositary shares.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

Reports to Holders

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it thinks is advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either we or the depositary is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering thirty (30) days prior written notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The provisions of the depositary agreement relating to the appointment of a successor depositary will be described in the prospectus supplement relating to the depositary shares.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

DESCRIPTION OF THE COMMON STOCK

The following description of our common stock is qualified in its entirety by reference to our restated articles of incorporation and bylaws. Reference is also made to the FBCA.

As of the date of this prospectus, we were authorized to issue up to 400,000,000 shares of common stock, $0.50 par value per share. As of January 31, 2007, 60,719,251 shares of our common stock were issued and outstanding. Our common stock is listed on the New York Stock Exchange, under the symbol “R.”

Dividend Rights

Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof. Our restated articles of incorporation do not limit the dividends that can be paid on the common stock.

Liquidation Rights

After satisfaction of creditors and payments due to the holders of preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

Voting Rights

In general, the holders of our common stock are entitled to one vote per share for the election of directors and for other corporate purposes. Our restated articles of incorporation and/or bylaws also:

•	permit shareholders to remove a director with or without cause only by the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting as a class;

•	provide that a vacancy on our board of directors may be filled only by a majority of remaining directors;

•	permit shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, our board of directors or the holders of not less than 10% of the voting power of the outstanding shares of voting stock entitled to vote on the matter;

•	require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting as a class, to approve business combinations with an interested shareholder, as defined below, or its affiliates, unless approved by a majority of the disinterested directors, as defined below, or, in some cases, if specified minimum price and procedural requirements are met; and

•	require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock to amend specified provisions of our restated articles of incorporation and bylaws, including the provisions discussed here.

These provisions may have a significant effect on the ability of holders of our voting stock to change the composition of an incumbent board of directors or to benefit from some transactions that are opposed by an incumbent board of directors.

The term “interested shareholder” is defined in our restated articles of incorporation to include (i) a shareholder who beneficially owns 20% or more of the voting power of the outstanding shares of our voting stock, (ii) an affiliate of our company who during the preceding two years beneficially owned 20% or more of the voting power of the outstanding shares of our voting stock or (iii) a successor to any shares owned by any person referred to in sections (i) and (ii) during the preceding two years. The term “disinterested director” is defined in our restated articles of incorporation to include any director who is not an affiliate of an interested shareholder and who was a director prior to the time the interested shareholder became an interested shareholder and any successor to a disinterested director who is not an affiliate of an interested shareholder and recommended by a majority of disinterested directors. The above provisions dealing with “business combinations” between us and an interested shareholder may discriminate against a shareholder who becomes an interested shareholder by reason of the beneficial ownership of 20% or more in voting power of our of common or other voting stock.

The term “business combination” is defined in our restated articles of incorporation to include:

•	any merger or consolidation of our company or any direct or indirect majority owned subsidiary with an interested shareholder or any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any interested shareholder or any affiliate of an interested shareholder of our assets or any direct or indirect majority owned subsidiary having an aggregate fair market value of $100,000,000 or more;

•	the issuance or transfer by us or any direct or indirect majority owned subsidiary in one transaction or a series of transactions of any of our securities or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $100,000,000 or more;

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested shareholder or an affiliate of an interested shareholder; or

•	any reclassification of securities, including any reverse stock split, or recapitalization, or any merger or consolidation of us with any of our direct or indirect majority owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities or any direct or indirect wholly owned subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

The holders of our common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum of the outstanding shares of common stock can elect all of our directors. Unless otherwise provided in our restated articles of incorporation or bylaws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of preferred stock, will be established by the board of directors when such series is designated.

Board of Directors

Our bylaws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or replace our entire board of directors.

No Other Rights

Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock, if any, which may be issued in the future.

Anti-Takeover Effects of Florida Law

We are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the approval of the holders of two-thirds of the voting shares of such corporation (excluding shares held by the interested shareholder) unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the “control share acquisition.” A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

These statutory provisions may prevent takeover attempts that might result in a premium over the market price for our common stock.

Limitation of Liability and Indemnification

Under Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act unless the director breached or failed to perform his duties as a director and the director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

•	an unlawful distribution;

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

Our restated articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify any present or former director, officer, employee or agent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE WARRANTS

The following is a description of the general terms and provisions that may apply to our warrants. The particular terms of any warrants offered hereby will be described in the prospectus supplement relating to the warrants which may add, update or change the terms described in this prospectus. To review the terms of any warrants offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

We may issue warrants for the purchase of debt securities, common stock, preferred stock or depositary shares. The warrants may be issued independently or together with any other securities covered by this prospectus and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants.

The prospectus supplement will specify the material terms of the warrants, including a description of any other securities sold together with the warrants, and the applicable warrant agreements, including one or more of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock,

•	preferred stock, depositary shares or other securities, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following is a description of the general terms and provisions that may apply to our stock purchase contracts and stock purchase units. The prospectus supplement describing the terms of any stock purchase contracts or stock purchase units offered by this prospectus may add, update or change the terms described in this prospectus. To review the terms of any stock purchase contracts or stock purchase units offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement.

We may issue stock purchase contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the debt, preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the stock purchase contract.

The prospectus supplement will specify the material terms of the stock purchase contracts, the stock purchase units and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the stock purchase contract in order to purchase our common stock;

•	the settlement date or dates on which the holder will be obligated to purchase shares of our common stock. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the stock purchase contract to terminate;

•	the settlement rate, which is a number that, when multiplied by the stated amount of a stock purchase contract, determines the number of shares of our common stock that we will be obligated to sell and a holder will be obligated to purchase under that stock purchase contract upon payment of the stated amount of that stock purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of our common stock over a specified period or it may be based on some other reference statistic;

•	whether the stock purchase contracts will be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount;

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a stock purchase contract. Underlying securities may be debt securities, preferred securities, U.S. Treasury securities or other securities;

•	the terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.

The descriptions of the stock purchase contracts, stock purchase units and any applicable pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters or dealers;

•	the purchase price and the proceeds we will receive from the sale (which may be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price);

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any over-allotment options granted to the underwriters; and

•	any other information we think is important.

If securities are sold through an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The underwriters will use this prospectus and the prospectus supplement to sell the securities. The underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

In connection with the sale of securities, underwriters may be considered to have received compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and they may also receive commissions from the purchasers for whom they may act as agent.

If we use a dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will name these dealers and the terms of these arrangements. In addition, the dealers may sell the securities to other dealers. The terms under which securities may be sold by a dealer to another dealer will be described in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act. Also any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for various expenses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may offer and sell the securities directly to institutional investors or others. These parties may be deemed to be underwriters under the Securities Act with respect to their resales. The prospectus supplement will include the terms of these transactions.

Any common stock sold pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance. Any other securities sold pursuant to this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. The securities may not have an established trading market. No assurances can be given that there will be a market for any of the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements as of December 31, 2006 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Ryder System, Inc. as of December 31, 2005, and for each of the years in the two-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to a change in the method of accounting for conditional asset retirement obligations in 2005.

We have agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on our past consolidated financial statements into our registration statements on Form S-8 and Form S-3.

LEGAL OPINIONS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Holland & Knight LLP, Miami, Florida and for the underwriters, if any, by Linklaters.

Ryder System, Inc.

Medium-Term Notes

PROSPECTUS SUPPLEMENT

February 27, 2007

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